333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994
Freeport-McMoRan Commences Consent Solicitations
to Amend Freeport-McMoRan Oil & Gas Senior Notes Indentures

PHOENIX, AZ, September 12, 2016 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that it and its wholly owned subsidiaries, Freeport-McMoRan Oil & Gas LLC (FM O&G) and FCX Oil & Gas Inc. (FCX O&G), have commenced the solicitation of consents to amend the indenture governing the following notes of FM O&G and FCX O&G, totaling $2.3 billion aggregate principal amount as of September 9, 2016:

Senior Notes	Aggregate Principal Amount Outstanding
6.125% due 2019	$236.9 million
6.50% due 2020	$617.0 million
6.625% due 2021	$261.5 million
6.75% due 2022	$448.5 million
6.875% due 2023	$778.5 million
The Notes are fully and unconditionally guaranteed by FCX. The purpose of the consent solicitations is to obtain from holders approval of the proposed amendments to align certain covenants in the indenture with those governing the existing notes issued by FCX. The consent solicitations are being made in connection with FCX’s recently announced sale of its Deepwater Gulf of Mexico oil and gas properties.
The consent solicitation with respect to each series of Notes is conditioned upon the completion of each of the other consent solicitations. The consent solicitations are being made in accordance with the terms and subject to the conditions stated in a Consent Solicitation Statement, dated September 12, 2016, and in a related Consent Form to holders of record as of 5:00 p.m., New York City time, on September 9, 2016. Each consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on September 23, 2016, unless extended or earlier terminated (the Expiration Date).
Holders of Notes who validly deliver consents to the proposed amendments in the manner described in the Consent Solicitation Statement will be eligible to receive consent consideration equal to $2.50 per $1,000 principal amount of Notes for which consents have been validly delivered prior to the Expiration Date (and not validly revoked). Holders providing consents after the Expiration Date will not receive consent consideration. Consent consideration will be paid to consenting holders as promptly as practicable after the satisfaction or waiver of the conditions to the consent solicitations, as further described in the Consent Solicitation Statement. The consummation of each consent solicitation is subject to a number of conditions that are set forth in the Consent Solicitation Statement, including, without limitation, (1) the receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes of each series prior to the Expiration Date and (2) the execution and effectiveness of the supplemental indenture effecting the proposed amendments to the Indenture with respect to the applicable series of Notes.
Consents may be revoked prior to the date the supplemental indenture giving effect to the proposed amendments is executed and becomes effective (which is expected to be promptly after receipt of the requisite consents for each series of Notes, which may occur prior to the Expiration Date). If the requisite consents for such amendments are received, then upon execution of the supplemental indenture and payment of the consent consideration, the amendments will be operative and be binding upon all holders of Notes, whether or not such holders have delivered consents. A more comprehensive description of the consent solicitations can be found in the Consent Solicitation Statement and related Consent Form.

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J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the Solicitation Agents in connection with the consent solicitations. Persons with questions regarding the consent solicitations should contact J.P. Morgan Securities LLC at (212) 270-7765 (collect) or (866) 834-4666 (toll-free) (Attention: Liability Management Group). Requests for copies of the solicitation documents and other related materials should be directed to D.F. King & Co., Inc., the Information and Tabulation Agent for the consent solicitations, at (212) 269-5550 (collect) or (888) 886-4425 (toll-free).
This press release, the Consent Solicitation Statement and related Consent Form shall not constitute an offer to sell or a solicitation of an offer to purchase any Notes or other securities. The consent solicitations are being made only by, and pursuant to the terms of, the solicitation documents, and the information in this press release is qualified by reference to the solicitation documents. No recommendation is made, or has been authorized to be made, as to whether or not holders of Notes should consent to the adoption of the proposed amendments to the consent solicitations. Each holder of Notes must make its own decision as to whether to give its consent to the proposed amendments.
FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX's website at "fcx.com."

Cautionary Statement Regarding Forward-Looking Statements:  This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations related to completion of the consent solicitations to amend the indenture governing the 2019 Notes, the 2020 Notes, the 2021 Notes, the 2022 Notes, and the 2023 Notes. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include the delivery of the requisite consents from the holders of each series of Notes to effect the Proposed Amendments to the Indenture and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX’s subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward looking statements.

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